Exhibit 99.1

TPG RE Finance Trust, Inc. Reports Operating Results for the Quarter Ended March 31, 2018

New York, NY, May 7, 2018 /BusinessWire/ -- TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) reported its operating results for the quarter ended March 31, 2018. For the first quarter of 2018, GAAP net income was $25.1 million, earnings per diluted common share was $0.42, and book value per common share at March 31, 2018 was $19.82.

FIRST QUARTER 2018 HIGHLIGHTS

-- Generated GAAP net income of $25.1 million, or $0.42 per diluted common share, based on a weighted average share count of 60.4 million common shares

-- Closed seven new loan commitments totaling $579.2 million, with an average loan size of $82.7 million, and an initial unpaid principal balance of $516.7 million

--  Closed a $932.4 million collateralized loan obligation (“CLO”) to finance one first mortgage whole loan and 25 pari passu first mortgage loan participation interests at a current advance rate of 80.0% and a weighted average coupon of LIBOR plus 1.08%

-- Declared cash dividends of $25.3 million, or $0.42 per common share, representing an 8.4% annualized dividend yield based on the quarter end closing share price of $19.89

Greta Guggenheim, Chief Executive Officer, stated: “Origination volume and credit quality during the first quarter represents a solid start to our year. Additionally, we reduced our cost of funds by approximately 40 bps compared to the fourth quarter of 2017 primarily by issuing a $932.4 million CRE CLO that provides low cost, matched-term funding for just over 25 percent of our high-quality loan portfolio. Our performance in a hotly competitive market demonstrates the importance of our long term lending, credit and capital markets experience, and our affiliation with TPG."

The Company issued a detailed supplemental presentation detailing its first quarter 2018 operating results, which can be viewed at http://investors.tpgrefinance.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a conference call tomorrow, May 8, 2018 at 8:30 a.m. Eastern Time (ET) to discuss its first quarter operating results. To participate in the conference call, domestic callers should dial +1-877-513-1694 at least ten minutes prior to the scheduled call time. International callers should dial +1-412-317-5244. The Webcast may also be accessed live by visiting the Company’s investor relations website at http://investors.tpgrefinance.com/.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 12:00 p.m. ET on Tuesday, May 8, 2018 through 11:59 p.m. ET on Tuesday, May 22, 2018. To access the replay, listeners may use +1-877-344-7529 (domestic) or +1-412-317-0088 (international). The passcode for the replay is 10118481. The recorded replay will be available on the Company’s website for one year after the date of the call.

ABOUT TRTX

TPG RE Finance Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, acquiring, and managing first mortgage loans and other commercial real estate‐related debt instruments secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of TPG Global, LLC ("TPG"). TPG is a leading global alternative investment firm with a 25-year history and more than $82 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

FORWARD-LOOKING STATEMENTS

The information contained in this earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments, the Company’s ability to originate loans that are in the pipeline and under evaluation by the Company, and financing needs and arrangements. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements relating to the Company’s ability to fund loans that are under signed term sheets, and in closing and originating loans in the pipeline that the Company is evaluating, are forward-looking statements, and the Company cannot assure you that TRTX will close loans that are under signed term sheets and in closing or enter into definitive documents and close any of the loans in the pipeline that the Company is evaluating. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT

(212) 405-8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust

Luke Barrett

(415) 743-1550

media@tpg.com

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